                                                                    Exhibit 5.01

                             DECHERT PRICE & RHOADS
                              30 Rockefeller Plaza
                            New York, New York 10112


                                     , 1999

Fairchild Semiconductor International, Inc.
333 Western Avenue
Mail Stop 01-00
South Portland, Maine 04106

                  Re: 20,000,000 Shares of Class A Common Stock, as described in the Registration Statement on Form S-1 (Registration No. 333-78557)

Gentlemen and Ladies:

                  We have acted as your counsel in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 20,000,000 shares of your Class A Common Stock, par value $.01 per share (the "Shares"), pursuant to the above-referenced registration statement (the "Registration Statement"). The Shares are to be sold pursuant to an underwriting agreement (the "Underwriting Agreement"), among Fairchild Semiconductor International, Inc. (the "Company"), National Semiconductor Corporation and Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc. and BT Alex. Brown Incorporated as representatives of the several underwriters (the "Underwriters"), the form of which is included as
Exhibit 1.01 to the Registration Statement.

                  We have participated in the preparation of the Registration Statement and have reviewed the proposed form of the Underwriting Agreement, and we have examined such corporate records and documents, certificates of officers and matters of law as we have considered appropriate to enable us to give this opinion.

                  Based upon the foregoing, it is our opinion that the Shares have been duly authorized and, when delivered to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

                  We hereby consent to the reference to our firm under the caption "Legal Matters" in the Prospectus portion of the Registration Statement and to the filing of this opinion as Exhibit 5.01 to the Registration Statement.

                                         Very truly yours,